Exhibit 99.1

News Release

Inpixon Enters into Definitive Merger Agreement with XTI Aircraft Company, Developer of a Vertical Lift Crossover Airplane (VLCA)

Proposed transaction will create a public company engaged in developing vertical takeoff and landing (VTOL) aircraft and offering real-time location systems technology

XTI conditional pre-orders of more than 700 aircraft could generate revenues up to approximately $7.1 billion upon delivery

Proposed merger expected to be completed by fourth quarter of 2023

PALO ALTO, Calif., July 25, 2023 /PRNewswire/ -- Inpixon® (Nasdaq: INPX), a leading provider of real-time location systems (“RTLS”), today announced it has entered into a definitive merger agreement with XTI Aircraft Company (“XTI”), an aviation company developing the TriFan 600, a fixed-wing, vertical takeoff and landing (VTOL) aircraft. The enterprise value of XTI was ascertained by an independent financial advisory firm to be within the range of $252 million and $343 million[1]. XTI’s valuation was determined after comparison with certain public companies with similar business models to XTI in the air travel/VTOL segment of the aviation industry, with an average enterprise value of approximately $1.6 billion[1]. If completed, the merger will result in a combined publicly traded company that will focus on advancing the TriFan 600 to market, as well as continuing to offer Inpixon’s real-time location systems technology to manufacturing and warehousing facilities for streamlined operations, greater efficiency, and improved safety. The companies will launch a merger information portal at xti-inpx-merger.com where interested parties can keep abreast of transaction news.

David Brody, founder and chairman of XTI Aircraft Company, commented, “We’re excited to announce this transaction, which we believe will be a transformative event for both companies. We believe that the TriFan 600 airplane will revolutionize point-to-point air travel by combining the comfort, speed, and range of similar conventional business aircraft with the flexibility, convenience, and pinpoint transportation of a helicopter. In 2019, we successfully conducted multiple hover tests of our two-thirds scale unmanned proof-of-concept configuration of the TriFan. After we close, we expect to be in a strong position to expand our operations, work toward building our first full-scale piloted test aircraft, and continue our efforts toward achieving FAA certification and commercial production.”

Scott Pomeroy, XTI CFO and board member added, “We believe this merger, which results in XTI’s listing on NASDAQ, is the logical next step to give XTI access to the broader public capital markets following its earlier Regulation CF and Regulation A offerings. We further believe that our future capital plans are supported by the existing strong demand for the TriFan 600, evidenced by the more than 700 conditional pre-orders under a combination of aircraft purchase agreements, non-binding reservation deposit agreements, and options. These pre-orders represent potential gross revenues of approximately $7.1 billion, based on our current list price of $10 million per aircraft assuming the company is able to execute on the development program for the TriFan, secure FAA certification, and deliver these aircraft.”

Footnote

[1] Based on a valuation analysis performed by an independent financial advisory firm in connection with that firm’s rendering of an opinion to Inpixon’s board of directors with respect to the fairness of the transaction to Inpixon shareholders. A summary of the valuation methodologies used and copy of the opinion will be included in Inpixon’s registration statement on Form S-4 to be filed in connection with the transaction.

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Nadir Ali, CEO of Inpixon, stated, “We believe that with XTI’s experienced executive team and the disruptive potential of the TriFan 600 for the aviation industry, this transaction has the potential to unlock value for Inpixon shareholders. We anticipate that this transaction will not only aid in the growth of XTI but will also enable Inpixon shareholders to own a meaningful interest of approximately 40% of the outstanding common stock of the combined company with a higher valuation in a multibillion-dollar market.”

About the Transaction

The merger agreement provides for XTI shareholders to own approximately 60% of the outstanding shares of common stock of the post combination company, and Inpixon shareholders to retain approximately 40% of the outstanding shares of common stock of the post combination company as of closing. However, that ratio is subject to adjustment and determination of the final exchange ratio in accordance with the terms of the merger agreement.

Upon closing of the transaction, the combined company is planning to operate under the name XTI Aerospace, Inc. (“XTI Aerospace”) and to trade on the Nasdaq Capital market under the symbol XTIA or other symbol to be announced. Inpixon’s industrial RTLS solutions will be offered as a separate business line of XTI Aerospace, and XTI Aircraft Company will operate as a wholly owned subsidiary of XTI Aerospace.

In connection with the closing of the transaction, Nadir Ali and Wendy Loundermon are expected to resign as chief executive officer and chief financial officer of Inpixon. It is anticipated that XTI’s current board member and chief financial officer, Scott Pomeroy, will become the chairman and chief executive officer of XTI Aerospace, with XTI founder David Brody becoming a member of the board of directors of XTI Aerospace. Michael Hinderberger will continue in his current role as chief executive officer of XTI Aircraft Company, leading the technical development of the TriFan 600. Soumya Das, the chief operating officer of Inpixon, will continue to lead the RTLS business line.

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About XTI’s TriFan 600 VLCA

The TriFan 600 is being developed by XTI Aircraft Company to combine the performance of a fixed-wing business aircraft with VTOL capability. XTI estimates that the TriFan will have a speed up to 345 mph and a range of 700 miles – both more than twice that of most civilian helicopters similar in size to the TriFan – thus creating a new “vertical lift crossover airplane” (VLCA) category. The TriFan 600’s current worldwide addressable market is comprised of 58,000 turbine powered business aircraft (fixed-wing and rotorcraft). In addition, the company will target the emerging advanced air mobility (AAM) market. XTI is led by an experienced management team with a successful track record of bringing aircraft to market, and has secured patent protection in various countries, including the U.S., Canada, China, Japan, and Europe.

The TriFan 600 is being developed by XTI to combine the performance of fixed-wing business aircraft with VTOL capability. The images above are computer simulated graphics of the XTI TriFan 600.

XTI TriFan 600 computer graphics simulation video.

XTI TriFan 600 highlights include these performance estimates and projections:

●	Speed up to 345 miles per hour, and range of 700 miles with vertical takeoff and vertical landing (extended range with a conventional takeoff or landing).

●	The speed, range and comfort of a fixed-wing airplane combined with the point-to-point convenience of a helicopter.

●	Will reduce travel time and operating expenses, while utilizing existing infrastructure including over 5,000 existing helipads in the U.S. alone, as well as driveways, back yards, job sites, private landing pads, remote locations -- wherever it’s safe and legal.

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●	The flexibility to take-off like a helicopter, or like a conventional airplane if a runway is needed to reduce fuel use and extend range.

●	Pilot plus up to six passengers in a spacious, comfortable cabin.

●	Targeting a broad range of end users including business aircraft and helicopter operators, fractional operators, air medical operators, high-net-worth individuals, government, and military.

●	The turbine engines currently planned for the TriFan 600 propulsion system will be capable of using sustainable aviation fuel, which the International Air Transport Association considers key to reducing the industry’s carbon footprint.

●	XTI’s future plans include incorporating hybrid-electric or all-electric propulsion as these technologies mature and become commercially viable.

A computer graphics simulation video is available at XTI Aircraft simulation video.

The transaction has been unanimously approved by the Boards of Directors of Inpixon and XTI, and by XTI’s controlling shareholders, and is subject to approval by Inpixon shareholders, as well as the satisfaction of customary closing conditions. The proposed merger is expected to be completed by the fourth quarter of 2023.

Maxim Group LLC is serving as exclusive financial advisor to Inpixon in connection with the transaction. Chardan Capital Markets LLC is serving as exclusive financial advisor to XTI on the transaction.

Additional details regarding the merger agreement can be found in Inpixon’s 8-K to be filed with the Securities and Exchange Commission.

About XTI Aircraft Company

XTI Aircraft Company is an aviation business based near Denver, Colorado. XTI is guided by a leadership team with decades of experience, deep expertise, and success bringing new aircraft to market, including more than 40 FAA-certified new aircraft configurations. XTI is founded on a culture of customer-focused problem solving to meet the evolving needs of modern travelers. For information and updates about XTI Aircraft Company and the TriFan 600, visit www.xtiaircraft.com. For information on reserving a priority position for the TriFan under the Company’s pre-sales program, contact Mr. Saleem Zaheer at +1-720-900-6928 or szaheer@xtiaircraft.com.

About Inpixon

Inpixon® (Nasdaq: INPX) is the innovator of Indoor Intelligence®, delivering actionable insights for people, places and things. Combining the power of mapping, positioning and analytics, Inpixon helps to create smarter, safer, and more secure environments. The company’s Indoor Intelligence and industrial real-time location system (RTLS) technology are leveraged by a multitude of industries to optimize operations, increase productivity, and enhance safety. Inpixon customers can take advantage of industry leading location awareness, analytics, sensor fusion, IIoT and the IoT to create exceptional experiences and to do good with indoor data. For the latest insights, follow Inpixon on LinkedIn, and Twitter, and visit inpixon.com.

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Important Information About the Proposed Transaction and Where to Find It

This press release relates to a proposed transaction between XTI Aircraft Company, a Delaware corporation (“XTI”), and Inpixon, a Nevada corporation (“Inpixon”), pursuant to an agreement and plan of merger, dated as of July 24, 2023, by and among Inpixon, Superfly Merger Sub, Inc. and XTI (the “proposed transaction”). Inpixon intends to file a registration statement on Form S-4 (the “Form S-4”) with the U.S. Securities and Exchange Commission (“SEC”), which will include a preliminary prospectus and proxy statement of Inpixon in connection with the proposed transaction, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all Inpixon stockholders as of a record date to be established for voting on the transaction and to the stockholders of XTI. Inpixon also will file other documents regarding the proposed transaction with the SEC.

Before making any voting decision, investors and security holders are urged to read the registration statement, the proxy statement/prospectus, and amendments thereto, and the definitive proxy statement/prospectus in connection with Inpixon’s solicitation of proxies for its stockholders’ meeting to be held to approve the transaction, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about Inpixon, XTI and the proposed transaction.

Investors and securityholders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Inpixon through the website maintained by the SEC at www.sec.gov.

The documents filed by Inpixon with the SEC also may be obtained free of charge at Inpixon’s website at www.inpixon.com or upon written request to: Inpixon, 2479 E. Bayshore Road, Suite 195, Palo Alto, CA 94303.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PRESS RELEASE, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

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Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements regarding the benefits of the proposed transaction, the anticipated timing of the completion of the proposed transaction, the products under development by XTI and the markets in which it plans to operate, the advantages of XTI’s technology, XTI’s competitive landscape and positioning, and XTI’s growth plans and strategies, are forward-looking statements. Some of these forward-looking statements can be identified by the use of forward-looking words, including “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “targets,” “projects,” “could,” “would,” “continue,” “forecast” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts and assumptions that, while considered reasonable by Inpixon and its management, and XTI and its management, as the case may be, are inherently uncertain and many factors may cause the actual results to differ materially from current expectations which include, but are not limited to:

●	the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the price of Inpixon’s securities;

●	the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the shareholders of Inpixon;

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

●	the adjustments permitted under the merger agreement to the exchange ratio that could result in XTI shareholders or Inpixon shareholders owning less of the post-combination company than expected;

●	the effect of the announcement or pendency of the proposed transaction on Inpixon’s and XTI’s business relationships, performance, and business generally;

●	risks that the proposed transaction disrupts current plans of Inpixon and XTI and potential difficulties in Inpixon’s and XTI’s employee retention as a result of the proposed transaction;

●	the outcome of any legal proceedings that may be instituted against XTI or against Inpixon related to the merger agreement or the proposed transaction;

●	failure to realize the anticipated benefits of the proposed transaction;

●	the inability to meet and maintain the listing of Inpixon’s securities (or the securities of the post-combination company) on Nasdaq;

●	the risk that the price of Inpixon’s securities (or the securities of the post-combination company) may be volatile due to a variety of factors, including changes in the highly competitive industries in which Inpixon and XTI operate, variations in performance across competitors, changes in laws, regulations, technologies that may impose additional costs and compliance burdens on Inpixon and XTI’s operations, global supply chain disruptions and shortages, national security tensions, and macro-economic and social environments affecting Inpixon and XTI’s business and changes in the combined capital structure;

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●	the inability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

●	the risk that XTI has a limited operating history, has not yet manufactured any non-prototype aircraft or delivered any aircraft to a customer, and XTI and its current and future collaborators may be unable to successfully develop and market XTI’s aircraft or solutions, or may experience significant delays in doing so;

●	the risk that XTI is subject to the uncertainties associated with the regulatory approvals of its aircraft including the certification by the Federal Aviation Administration, which is a lengthy and costly process;

●	the risk that the post-combination company may never achieve or sustain profitability;

●	the risk that XTI, Inpixon and the post-combination company may be unable to raise additional capital on acceptable terms to finance its operations and remain a going concern;

●	the risk that the post-combination company experiences difficulties in managing its growth and expanding operations;

●	the risk that XTI’s conditional pre-orders (which include conditional aircraft purchase agreements, non-binding reservations, and options) are canceled, modified, delayed or not placed and that XTI must return the refundable deposits;

●	the risks relating to long development and sales cycles, XTI’s ability to satisfy the conditions and deliver on the orders and reservations, its ability to maintain quality control of its aircraft, and XTI’s dependence on third parties for supplying components and potentially manufacturing the aircraft;

●	the risk that other aircraft manufacturers develop competitive VTOL aircraft or other competitive aircraft that adversely affect XTI’s market position;

●	the risk that XTI’s future patent applications may not be approved or may take longer than expected, and XTI may incur substantial costs in enforcing and protecting its intellectual property;

●	the risk that XTI’s estimates of market demand may be inaccurate;

●	the risk that XTI’s ability to sell its aircraft may be limited by circumstances beyond its control, such as a shortage of pilots and mechanics who meet the training standards, high maintenance frequencies and costs for the sold aircraft, and any accidents or incidents involving VTOL aircraft that may harm customer confidence;

●	other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Inpixon’s Annual Report on Form 10-K for the year ended December, 31, 2022, which was filed with the SEC on April 17, 2023 (the “2022 Form 10-K”) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 filed on May 16, 2023, and in the section entitled “Risk Factors” in XTI’s periodic reports filed pursuant to Regulation A of the Securities Act including XTI’s Annual Report on Form 1-K for the year ended December 31, 2022, which was filed with the SEC on July 13, 2023 (the “2022 Form 1-K”), as such factors may be updated from time to time in Inpixon’s and XTI’s filings with the SEC, the registration statement on Form S-4 and the proxy statement/prospectus contained therein. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

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Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither Inpixon nor XTI gives any assurance that either Inpixon or XTI or the post-combination company will achieve its expected results. Neither Inpixon nor XTI undertakes any duty to update these forward-looking statements, except as otherwise required by law.

Participants in the Solicitation

XTI and Inpixon and their respective directors and officers and other members of management may, under SEC rules, be deemed to be participants in the solicitation of proxies from Inpixon’s stockholders with the proposed transaction and the other matters set forth in the registration statement. Information about Inpixon’s and XTI’s directors and executive officers is set forth in Inpixon’s filings and XTI’s filings with the SEC, including Inpixon’s 2022 Form 10-K and XTI’s 2022 Form 1-K. Additional information regarding the direct and indirect interests, by security holdings or otherwise, of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described above under “Important Information About the Proposed Transaction and Where to Find It.”

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Inpixon Contacts

General inquiries:

Email: marketing@inpixon.com
Web: inpixon.com/contact-us

Investor relations:

Crescendo Communications for Inpixon
Tel: +1 212-671-1020
Email: INPX@crescendo-ir.com

XTI Aircraft Contacts

General inquiries:

Email: liftup@xtiaircraft.com
Web: xtiaircraft.com/cm/get-involved

Investor relations:

Crescendo Communications for XTI
Tel: +1 212-671-1020
Email: XTI@crescendo-ir.com

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